Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-105623, 333-86268, 333-74076, 333-41090) of Newport Corporation of our report dated November 11, 2004 relating to the financial statements of Spectra Physics, which appears in this Current Report on Form 8-K of Newport Corporation dated November 12, 2004.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

November 12, 2004